Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Minneapolis, MN (October 17, 2017)    Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended September 30, 2017 of $5,719,000 (or $1.33 per share diluted) compared to net income of $6,094,200 (or $1.41 per share diluted) in the third quarter of 2016.   For the nine months ended September 30, 2017, net income was $16,908,600 (or $3.83 per share diluted) compared to net income of $16,051,400 (or $3.72 per share diluted) for the same period last year.

The Company experienced royalty growth driven primarily by increased sales from franchisees, while profits in the leasing business were lower when compared to last year due to a decrease in customer activity within the lease portfolio.  Brett D. Heffes, Chief Executive Officer, commented, “We are pleased with the performance of the franchising business during the quarter, and the response to Winmark Franchise Partners, which we have continued to invest in during the quarter, has been extremely positive.”

Winmark Corporation creates, supports and finances business.  At September 30, 2017, there were 1,210 franchises in operation under the brands Plato's Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 62 retail franchises have been awarded but are not open.  In addition, at September 30, 2017, the Company had a lease portfolio of  $40.6 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,060,700	$1,252,900
Marketable securities	—	199,900
Receivables, net	1,708,100	1,479,200
Restricted cash	40,000	40,000
Net investment in leases - current	16,311,000	17,004,800
Income tax receivable	1,721,500	1,678,800
Inventories	67,000	87,500
Prepaid expenses	865,400	1,050,700
Total current assets	21,773,700	22,793,800

Net investment in leases – long-term	24,249,500	24,410,700
Property and equipment, net	547,700	769,600
Goodwill	607,500	607,500
	$47,178,400	$48,581,600

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$3,236,100	$1,990,000
Accounts payable	1,474,600	1,692,000
Accrued liabilities	2,906,100	1,811,100
Deferred revenue	1,649,300	1,864,700
Total current liabilities	9,266,100	7,357,800

Long-Term Liabilities:
Line of credit	41,900,000	23,400,000
Notes payable, net	29,650,100	19,926,500
Deferred revenue	1,458,200	1,423,800
Other liabilities	808,400	993,600
Deferred income taxes	3,485,300	3,331,900
Total long-term liabilities	77,302,000	49,075,800

Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,821,528 and 4,165,769 shares issued and outstanding	—	2,976,100
Accumulated other comprehensive income (loss)	—	(9,900)
Retained earnings (accumulated deficit)	(39,389,700)	(10,818,200)

Total shareholders’ equity (deficit)	(39,389,700)	(7,852,000)
	$47,178,400	$48,581,600

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
REVENUE:
Royalties	$12,316,700	$11,311,000	$33,865,100	$32,140,800
Leasing income	3,915,800	4,174,000	13,722,000	12,839,000
Merchandise sales	773,100	520,000	2,058,500	1,882,400
Franchise fees	317,800	501,800	1,262,500	1,367,800
Other	244,500	227,500	1,033,100	984,400
Total revenue	17,567,900	16,734,300	51,941,200	49,214,400
COST OF MERCHANDISE SOLD	728,300	499,100	1,942,400	1,784,800
LEASING EXPENSE	792,000	646,200	2,724,000	2,010,400
PROVISION FOR CREDIT LOSSES	(13,300)	(29,700)	(26,200)	(52,000)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,208,900	5,180,700	19,179,400	17,671,500
Income from operations	9,852,000	10,438,000	28,121,600	27,799,700
INTEREST EXPENSE	(613,900)	(552,300)	(1,559,300)	(1,786,800)
INTEREST AND OTHER INCOME (EXPENSE)	28,000	(6,300)	29,900	(7,300)
Income before income taxes	9,266,100	9,879,400	26,592,200	26,005,600
PROVISION FOR INCOME TAXES	(3,547,100)	(3,785,200)	(9,683,600)	(9,954,200)
NET INCOME	$5,719,000	$6,094,200	$16,908,600	$16,051,400
EARNINGS PER SHARE – BASIC	$1.42	$1.48	$4.09	$3.90
EARNINGS PER SHARE – DILUTED	$1.33	$1.41	$3.83	$3.72
WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	4,024,692	4,116,957	4,131,269	4,113,819
WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	4,314,412	4,328,168	4,416,185	4,320,284